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                                                                    EXHIBIT 11.1

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

             (Accounting principles generally accepted in Canada)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)


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                                                    Fiscal quarters ended  Three fiscal quarters ended
                                                    ---------------------  ---------------------------
                                                       Jan 30,     Jan 31,       Jan 30,     Jan 31,
                                                        2000        1999          2000        1999
                                                       ------      -------      -------     -------
Basic earnings (loss) per share
 Net earnings  (loss)                                $(274,646)   $120,119      $ 74,349    $208,953
                                                     =========    ========      ========    ========

 Common Shares outstanding
  at the beginning of the period                       181,069     176,877    180,105     175,686

 Weighted average number of Common Shares
   issued during the period                                337         719        784       1,128
                                                     ---------    --------   --------    --------

 Weighted average number of Common Shares
   outstanding during the period                       181,406     177,596    180,889     176,814
                                                       =======     =======    =======     =======

 Basic earnings (loss) per share                     $   (1.51)   $   0.68   $   0.41    $   1.18
                                                     =========    ========   ========    ========

Fully diluted earnings (loss) per share

 Earnings (loss) before imputed earnings             $(274,646)   $120,119   $ 74,349    $208,953

 After tax imputed earnings from the investment
   of funds received through dilution                       --       7,353         --      21,006
                                                     ---------    --------   --------    --------

 Adjusted net earnings (loss)                        $(274,646)   $127,472   $ 74,349    $229,959
                                                     =========    ========   ========    ========

 Weighted average number of Common Shares
   outstanding during the period                       181,406     177,596    180,889     176,814

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                                --      22,355         --      21,214
                                                     ---------    --------   --------    --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                   181,406     199,951    180,889     198,028
                                                     =========    ========   ========    ========

 Fully diluted earnings (loss) per share             $   (1.51)   $   0.64   $   0.41    $   1.16
                                                     =========    ========   ========    ========
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